Exhibit 10.3

EXECUTION COPY

CONSULTING AGREEMENT

This Consulting Agreement (this “Agreement”) is made and entered into as of June 1, 2022, by and between GWG HOLDINGS, INC., (the “Company”), and JEFFREY S. STEIN (the “Executive”).

In consideration of the respective agreements and covenants set forth in this Agreement, the receipt of which is hereby acknowledged, the parties hereby agree to be legally bound as follows:

AGREEMENTS

1. Term. The Company agrees to engage the Executive, effective June 1, 2022 (the “Effective Date”), and the Executive agrees to be engaged by the Company, upon the terms and conditions set forth in this Agreement, until either party gives at least thirty (30) days’ written notice to the other party of its intent to terminate this Agreement, subject to earlier termination in accordance with Section 3 (with the duration of the Executive’s service hereunder, the “Term”).

2. Terms of Consulting Arrangement.

(a) Location. The Executive’s primary work location will be New Canaan, CT, though the Executive will be required to travel to other locations as reasonably required for the effective performance of his services hereunder.

(b) Position and Duties.

(1) During the Term, and subject to the direction of the Company’s Board of Directors (the “Board”) or the Company’s Chief Executive Officer, the Executive shall serve as the Chief Restructuring Officer of the Company and certain of its subsidiaries and, in so doing, shall have the duties and responsibilities reasonably assigned to the Executive from time to time by the Company’s Chief Executive Officer or the Board, including, without limitation, some or all of the following:

A. review the financial and operational details of the Company in order to familiarize himself with the relevant aspects of the Company necessary or advisable so as to be able to assist in the formulation of a restructuring plan;

B. assist in formulating and developing with the Board the Company’s refinancing/restructuring options that are intended to be value accretive to the Company and maximize the value of the Company’s assets/business for the benefit of the Company’s stakeholders;

C. assess options to optimize the Company’s capital structure;

D. manage and implement the restructuring plan(s) of the Company and its subsidiaries;

E. explore, assess, and recommend asset acquisition(s), disposition(s), merger(s) or other strategic transaction(s);

F. upon consultation with and approval of the Board or of the applicable committee of the Board, as the case may be, communicate and/or negotiate with outside constituents, including, but not limited to, the Official Bondholders Committee and lenders to the Company’s subsidiaries;

G. review and analyze the revised business plan(s), including financial and operating budgets, provided by Company management and the Company’s advisors;

H. assess employee compensation matters, including the development and implementation of any key employee incentive or retention program(s);

I. review the Company’s business reporting systems and recommend changes, if appropriate, to improve effectiveness;

J. be available to testify as to the foregoing and related matters in any proceedings in the Chapter 11 cases of the Company and certain of its subsidiaries before the Bankruptcy Court (as such term is defined herein); and

K. provide such other similar services as may be requested by the Company’s Chief Executive Officer or the Board and agreed to by Executive.

Notwithstanding anything to the contrary contained herein, the parties expect and acknowledge that the Executive will devote sufficient time in addressing the consensual or non-consensual restructuring of the Company and will attempt in good faith to perform the other services specified herein in accordance with instructions from the Company’s Chief Executive Officer or the Board. While serving as Chief Restructuring Officer hereunder, the Executive will report directly to the Chief Executive Officer of the Company or the Board, with the ultimate direction and authority in all instances being with the Board. For avoidance of doubt, (i) the Executive also will be able to engage directly with any committee of the Board regarding any matter, including as to any of his responsibilities as Chief Restructuring Officer, and, to the extent that any such committee has been delegated authority over a matter by the Board, to take direction from, and report to, such committee relating to any such matter and (ii) the Executive shall be entitled to directly approach the Board or the applicable committee of the Board, as the case may be, with any matter he considers relevant to the exercise of his duties and responsibilities.

(2) Upon the termination of the Term, the Executive’s term as Chief Restructuring Officer will cease and the Executive agrees to execute any documents reasonably requested by the Company to effect a resignation from such position.

(3) During the Term, the Executive agrees to devote sufficient working time to the business and affairs of the Company and when so doing shall use his reasonable best efforts to faithfully, effectively, and efficiently perform his duties. Nothing herein shall prohibit the Executive from engaging in other for-profit activities during the Term, so long as such activities do not materially interfere or conflict with the Executive’s performance of his duties hereunder or create a business or fiduciary conflict.

(c) Compensation.

(1) Consulting Fee. During the Term, the Executive shall receive a monthly consulting fee of $100,000 (“Consulting Fee”), which shall be pro-rated for partial months paid in advance on the first day of each month commencing during the Term, provided, however, that Executive shall be entitled to receive a minimum of $600,000 in aggregate Consulting Fees from the Company pursuant to this Agreement (the “Minimum Aggregate Consulting Fee”). The Company, in its sole discretion, may at any time increase (but not decrease) the amount of the Consulting Fee as it may deem appropriate. The term “Consulting Fee,” as used in this Agreement, shall refer to the Consulting Fee as it may be so increased in accordance with this Agreement. For avoidance of doubt, so long as the Executive is also serving as a director during the Term, the Consulting Fee shall encompass any compensation or stipend otherwise payable to the Executive as a director, and accordingly, the Executive shall receive no additional amounts for any such service as a director during the Term.

(2) Reorganization Success Bonus. Subject to the completion of any Success Event (as defined on Exhibit A), the Company will pay the Executive a reorganization success bonus (the “Success Bonus”) equal to $1,250,000, which shall be considered earned upon a Success Event and payable upon the consummation of a Success Event.

(3) Expenses and Lodging. The Executive is authorized to incur reasonable business expenses that, in his reasonable business judgment, are necessary or appropriate to carry out his duties for the Company under this Agreement, including Executive’s reasonable expenses associated with traveling. The Executive shall be entitled to reimbursement for such expenses upon submission of receipts in accordance with the Company’s standard procedures and policies.

(4) No Benefits. The Executive will not be eligible to participate in any health, welfare, retirement, or other benefit plans or policies offered by the Company to its employees, provided, however, that, as a condition to Executive’s engagement, the Company shall (1) maintain insurance to protect the Company and any manager, director, trustee and officer of the Company (including Executive) against any expense, liability or loss, and such insurance shall cover Executive to at least the same extent as any other senior officer of the Company (and the Company shall maintain insurance in form and amounts substantially similar to the insurance maintained by the Company as of the date hereof),; (2) provide Executive with a copy of any policy for such insurance upon request of the Executive, (3) indemnify Executive on the same terms as provided to the Debtors’ other officers and directors under the Debtors’ governance documents; and (4) obtain, at the appropriate time and on the same terms and conditions as provided to the Debtors’ other officers and directors, a “tail” insurance policy maintained by the Company for liabilities of the Company’s current or former directors, managers, and officers, which such “tail” policy shall be on commercially reasonable terms and conditions and otherwise comparable to “tail” policies obtained by companies similar in size and complexity to the Company and its subsidiaries. The Executive shall have the right to receive a copy of any policy for such insurance upon request.

(5) Independent Contractor Status. The Executive will receive an IRS Form 1099-MISC from the Company, and the Executive shall be solely responsible for all income taxes due with respect to all compensation paid under this Section 2. The Company will not withhold or pay any income, payroll, social security, or other federal, state, or local taxes, make any insurance contributions, including for unemployment or disability, or obtain workers’ compensation insurance on the Executive’s behalf. The Executive shall be responsible for, and shall indemnify the Company against, all such taxes or contributions, including penalties and interest.

3. Termination of Service.

(a) Death. The Executive’s service hereunder shall terminate automatically upon the Executive’s death during the Term.

(b) Cause. The Company may terminate the Executive’s service as Chief Restructuring Officer for Cause at any time during the Term and without advance written notice. For purposes of this Agreement, “Cause” shall be limited to the Executive’s (i) refusal to perform his material job duties as Chief Restructuring Officer (other than as a result of physical or mental incapacity) that continues after written notice from the Company, (ii) commission of an intentional and material act of fraud, embezzlement, misappropriation, willful misconduct or breach of fiduciary duty against the Company as reasonably determined by the Board, (iii) conviction or plea of no contest or nolo contendere to any felony or any crime that involves fraud, dishonesty, or moral turpitude or that causes material harm, financial or otherwise, to the Company, or (iv) willful and material violation of any federal, state, or local law or regulation applicable to the Company or its business which demonstrably and materially adversely affects the Company that is not cured after written notice from the Company. For purposes of the previous sentence, no act or failure to act on the Executive’s part shall be deemed “willful” unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that the Executive’s action or omission was in the best interest of the Company.

(c) Notice of Termination. Any termination of the Executive as Chief Restructuring Officer, whether by the Company for Cause or without Cause or by the Executive for any or no reason, shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 7(d). For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s service under the provision so indicated, and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date.

(d) Date of Termination. “Date of Termination” means (i) if the Executive’s service is terminated by the Company for Cause, the Executive’s date of receipt of the Notice of Termination, (ii) if the Executive’s service is terminated by the Company without Cause, or by the Executive for any or no reason, the thirtieth (30th) day following the date of the Notice of Termination or any later date specified therein pursuant to Section 3(c), or (iii) if the Executive’s service is terminated by reason of death, the date of the Executive’s death.

4. Obligations of the Company upon Termination.

(a) Payments upon Termination. Upon a termination of the Executive’s service hereunder, the Company shall have no further payment obligations to the Executive or his legal representatives, other than for (i) the payment in a lump sum in cash within thirty (30) days after the Date of Termination (or such earlier date as required by applicable law) of that portion of the Executive’s Consulting Fee accrued through the Date of Termination to the extent not previously paid (including, for the avoidance of doubt, any remaining amounts of the Minimum Aggregate Consulting Fee due to Executive provided the termination by the Company is for a reason other than Cause), and any expense reimbursement accrued and unpaid, and (ii) provided the termination is by the Company for a reason other than Cause and occurs within fifteen (15) months before a Success Event, payment of the Success Bonus to the extent it becomes payable in accordance with the terms of this Agreement. For the sake of clarity, notwithstanding anything to the contrary contained herein, the Executive will remain eligible to receive the Success Bonus if the Executive is terminated by the Company for a reason other than for Cause at any time within fifteen (15) months before a Success Event. The Executive will forfeit his right to the Success Bonus upon any other termination before a Success Event.

(b) Section 409A. The intent of the parties is that payments and benefits contemplated under this Agreement that are subject to Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder comply with the requirements thereof, and accordingly, to the maximum extent permitted, this Agreement will be interpreted to be in compliance therewith.

5. Confidential Information.

(a) The Executive acknowledges that the Company has trade, business and financial secrets and other confidential and proprietary information (collectively, the “Confidential Information”) which has been and shall be provided to the Executive during the Executive’s service with the Company. Confidential information includes, but is not limited to, sales materials, technical information, strategic information, business plans, processes and compilations of information, records, specifications and information concerning customers or vendors, customer lists, regulatory matters and strategies, and information regarding methods of doing business.

(b) The Executive is aware that the Company has implemented policies to keep its Confidential Information secret, including those policies limiting the disclosure of information on a need-to-know basis, requiring the labeling of documents as “confidential,” and requiring the keeping of information in secure areas. The Executive acknowledges that the Confidential Information has been developed or acquired by the Company through the expenditure of substantial time, effort and money and provides the Company with an advantage over competitors who do not know or use such Confidential Information. The Executive acknowledges that all such Confidential Information is the sole and exclusive property of the Company.

(c) During, and all times following, the Executive’s service with the Company, the Executive shall hold in confidence and not directly or indirectly disclose or use or copy or make lists of any Confidential Information, except (i) to the extent determined appropriate by the Executive in his reasonable discretion to discharge his duties to the Company; (ii) where such information is, at the time of disclosure by the Executive, generally available to the public other than as a result of any direct or indirect act or omission of the Executive in breach of this Agreement; or (iii) where the Executive is compelled by legal process. The Executive agrees to use reasonable efforts to give the Company prompt written notice of any and all attempts to compel disclosure of any Confidential Information. Such written notice shall include either (y) the subpoena(s) or order(s) (or other similar documents) compelling such disclosure, or (z) a reasonable description of the information to be disclosed, the court, government agency, or other forum through which the disclosure is sought, and the date by which the information is to be disclosed, and a copy of the subpoena, order or other process used to compel disclosure. The Executive shall cooperate with the Company, as the Company’s sole cost and expense, to limit the disclosures of Confidential Information compelled by legal process to the extent possible.

(d) The Executive will take such precautions as deemed reasonable by the Executive to prevent disclosure of Confidential Information in his possession or control to any unauthorized individual or entity. The Executive further agrees not to use, whether directly or indirectly, any Confidential Information for the benefit of any person, business, corporation, partnership, or any other entity other than the Company.

(e) As used in this Section 5, “Company” shall include the Company, its subsidiaries, other entities in which the Company has a significant ownership interest, and any of the respective affiliates.

6. Mutual Non-Disparagement. During the Term and for three (3) years thereafter, the Executive agrees not to intentionally make, or intentionally cause any other Person to make, any public statement that is intended to criticize or disparage the Company, any of its affiliates, or any of their respective officers, managers or directors. During the Term and for three (3) years thereafter, the Company shall not, and agrees to use commercially reasonable efforts to cause its officers and members of its Board not to, intentionally make, or intentionally cause any other person to make, any public statement that is intended to criticize or disparage the Executive. This Section 6 shall not be construed to prohibit any person from responding publicly to incorrect public statements, from making truthful statements when required by law, subpoena, court order, or the like, or from making internal (i.e., non-public) statements while discharging duties to the Company. Notwithstanding anything to the contrary contained herein, no provision of this Agreement shall be interpreted so as to impede the Executive (or any other individual, including any other Company executive or Board member) from reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the United States Congress, and any agency inspector general, or making other disclosures under the whistleblower provisions of federal law or regulation.

7. Miscellaneous.

(a) Survival and Construction. The Executive’s obligations under this Agreement will be binding upon the Executive’s heirs, executors, assigns, and administrators and will inure to the benefit of the Company and its subsidiaries, successors, and assigns. The language of this Agreement shall in all cases be construed as a whole according to its fair meaning and not strictly for or against any of the parties. The section and paragraph headings used in this Agreement are intended solely for the convenience of reference and shall not in any manner amplify, limit, modify, or otherwise be used in the interpretation of any of the provisions hereof.

(b) Definitions. As used in this Agreement, “affiliate” means, with respect to a person, any other person controlling, controlled by or under common control with the first person; the term “control”, and correlative terms, means the power, whether by contract, equity ownership or otherwise, to direct the policies or management of a person; and “person” means an individual, partnership, corporation, limited liability company, trust or unincorporated organization, or a government or agency or political subdivision thereof.

(c) Other Matters. The Company will use commercially reasonable efforts to obtain entry of an order of the U.S. bankruptcy court with jurisdiction over the Company’s Chapter 11 case (the “Bankruptcy Court”)authorizing the Executive to serve as the Chief Restructuring Officer of the Company during the pendency of any such bankruptcy case on terms and conditions no less favorable than those set forth in this Agreement. The Executive acknowledges and agrees that the payment of any compensation pursuant to Section 2(c) is subject to and conditioned upon Bankruptcy Court approval of the Company’s engagement of the Executive.

(d) Notices. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:

Jeffrey S. Stein Managing Partner

Stein & Holly Advisors Inc.

42 River Wind Road

New Canaan, CT 06840

If to the Company:

GWG Holdings, Inc.

325 N. St. Paul Street, Suite 2650

Dallas, Texas 7520

Attention: Timothy Evans

Phone: (267) 258-2856

Email: tevans@gwgh.com

With a copy to (but not for notice purposes):

Mayer Brown LLP

71 South Wacker Drive Chicago,

Illinois 60606

Attention: Thomas S. Kiriakos and Louis S. Chiappetta

Phone: (312) 701-7275; (312) 701-8385

Fax: (312) 706-8232; (312) 706-8353

Email: tkiriakos@mayerbrown.com

            lchiappetta@mayerbrown.com

Mayer Brown LLP

1221 Avenue of the Americas

New York, New York 10020

Attention: Adam Paul and Lucy F. Kweskin

Phone: (212) 506-2500

Email: apaul@mayerbrown.com

           lkweskin@mayerbrown.com

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

(e) Enforcement. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term of this Agreement, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a portion of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of such illegal, invalid or unenforceable provision there shall be added automatically as part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

(f) Section 409A Compliance. This Agreement is intended to comply with (or be exempt from) Code Section 409A, and the provisions of this Agreement shall be construed accordingly. To the extent that any in-kind benefits or reimbursements pursuant to this Agreement are taxable to the Executive and constitute deferred compensation subject to Section 409A of the Code, any reimbursement payment due to the Executive shall be paid to the Executive on or before the last day of the Executive’s taxable year following the taxable year in which the related expense was incurred. In addition, any such in-kind benefit or reimbursement is not subject to liquidation or exchange for another benefit and the amount of such benefit or reimbursement that the Executive receives in one taxable year shall not affect the amount of such benefit and reimbursements that the Executive receives in any other taxable year. The Executive agrees to promptly submit and document any reimbursable expenses in accordance with the Company’s reasonable expense reimbursement policies to facilitate the timely reimbursement of such expenses.

(g) No Waiver. No waiver by either party at any time of any breach by the other party of, or compliance with, any condition or provision of this Agreement to be performed by the other party shall be deemed a waiver of similar or dissimilar provisions or conditions at any time.

(h) Complete Agreement. The provisions of this Agreement constitute the entire and complete understanding and agreement between the parties with respect to the subject matter hereof, and this Agreement supersedes all prior and contemporaneous oral and written agreements, representations and understandings of the parties, which are hereby terminated. Other than expressly set forth herein, the Executive and the Company acknowledge and represent that there are no other promises, terms, conditions or representations (oral or written) regarding any matter relevant hereto. This Agreement may be executed in two or more counterparts.

(i) Jurisdiction over Claims. The Company and the Executive agree to adjudicate any and all claims, demands, causes of action, disputes, controversies or other matters in question (“claims”), whether or not arising out of this Agreement or the Executive’s service (or its termination), whether sounding in contract, tort or otherwise and whether provided by statute or common law, that the Company may have against the Executive or that the Executive may have against the Company or its parents, subsidiaries and affiliates, and each of the foregoing entities’ respective officers, directors, employees or agents in their capacity as such or otherwise, in a proceeding before the Bankruptcy Court, and the Executive expressly consents to the exclusive jurisdiction of the Bankruptcy Court for any such claims. THE EXECUTIVE ACKNOWLEDGES THAT, BY SIGNING THIS AGREEMENT, THE EXECUTIVE IS WAIVING ANY RIGHT THAT THE EXECUTIVE MAY HAVE TO A JURY TRIAL WITH RESPECT TO ANY CLAIM.

(j) Survival. Sections 5 and 6 of this Agreement and the provisions of this Agreement relating to the Success Bonus shall survive the termination of this Agreement.

(k) Choice of Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without reference to principles of conflict of laws of New York or any other jurisdiction, and, where applicable, the laws of the United States.

(l) Amendment. This Agreement may not be amended or modified at any time except by a written instrument executed by the Company and the Executive.

(m) Assignment. This Agreement is personal as to the Executive, and accordingly, the Executive’s duties may not be assigned by the Executive. This Agreement shall be assigned by the Company to any entity which is a successor in interest to all or substantially all of the Company’s business.

(n) Clawback. Notwithstanding any other provisions in this Agreement to the contrary, any incentive-based compensation, or any other compensation, paid to the Executive pursuant to this Agreement or any other agreement or arrangement with the Company or its affiliates which is subject to recovery under any law, government regulation or stock exchange listing requirement, will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation or stock exchange listing requirement (or any policy adopted by the Company or its affiliates to the extent necessary to implement such law, government regulation, or stock exchange listing requirement).

(o) Executive Acknowledgment. The Executive acknowledges that he has read and understands this Agreement, is fully aware of its legal effect, has not acted in reliance upon any representatives or promises made by the Company other than those contained in writing herein, and has entered into this Agreement freely based on his own judgment.

[Signature Page Follows]

IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and, pursuant to the authorization from the Board, the Company has caused this Agreement to be executed in its name on its behalf, all as of the day and year first above written.

EXECUTIVE:

JEFFREY S. STEIN

GWG HOLDINGS, INC.,

a Delaware corporation

By:
Name:
Title:

Signature Page to Consulting Agreement

EXHIBIT A

The term “Success Event” will mean the confirmation of a Chapter 11 plan of reorganization pursuant to section 1129 of the Bankruptcy Code, or a sale pursuant to Section 363 of the Bankruptcy Code, that involves substantially all of the assets of the Company and its subsidiaries and restructures or otherwise resolves all or substantially all of the indebtedness of the Company and its subsidiaries or otherwise restructures or changes the ownership of the Company.